Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

First Quarter 2013 Earnings

April 30, 2013, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended March 31, 2013 (“2013 Quarter”). Total revenue for the 2013 Quarter increased to $49.2 million from $47.0 million for the quarter ended March 31, 2012 (“2012 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests, preferred stock dividends and the impact of preferred stock redemptions, decreased to $3.4 million for the 2013 Quarter from $9.3 million for the 2012 Quarter. Operating income for the 2013 Quarter was adversely impacted by $6.0 million of additional depreciation expense and $2.3 million of predevelopment expenses, both of which are related to the Company’s activities at Van Ness Square. Without these expenses, operating income for the 2013 Quarter would have been $11.7 million, or $2.4 million more than the 2012 Quarter.

Net loss attributable to common stockholders was $4.6 million ($0.23 per diluted share) for the 2013 Quarter compared to net income of $4.1 million ($0.21 per diluted share) for the 2012 Quarter. Net income attributable to common stockholders for the 2013 Quarter was adversely impacted primarily by the $8.3 million of depreciation and predevelopment expense related to Van Ness Square and a $5.2 million charge against common equity resulting from the redemption of preferred stock. Without these items, as adjusted for noncontrolling interests, net income attributable to common stockholders would have been $5.5 million, or $1.4 million more than the 2012 Quarter. The $1.4 million increase is primarily attributable to the leasing of major tenant space in the shopping center portfolio, reduced interest expense and increased property operating income from the recently constructed Clarendon Center.

During the 2013 Quarter, the Company issued $140.0 million of 6.875% Series C Cumulative Redeemable Preferred Stock, redeemed all $79.3 million of its 9.0% Series B preferred stock and redeemed $60.0 million of its 8.0% Series A preferred stock. The changes in preferred stock will result in a reduction in annual preferred stock dividends to $12.8 million from $15.1 million.

Same property revenue increased 3.2% and same property operating income increased 4.5% for the 2013 Quarter compared to the 2012 Quarter. Same property operating income equals property revenue minus the sum of (a) property operating expenses, (b) provision for credit losses and (c) real estate taxes and the comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center same property

www.SaulCenters.com

operating income increased 5.2% and mixed-use same property operating income increased 2.2%. The shopping centers were primarily impacted by revenue received as a result of the occupancy of approximately 111,000 square feet of anchor-tenant space which was vacant during the 2012 Quarter. The leasing of Clarendon Center during early 2012 was the primary contributor of improved mixed-use property operating income. The same property results were adversely impacted by Van Ness Square as a result of the Company’s lease termination activities. If Van Ness Square was excluded, overall same property operating income for the 2013 Quarter and the 2012 Quarter would have been $36.4 million and $34.6 million, respectively, an increase of 5.2% and mixed-use same property operating income would have been $8.7 million and $8.3 million, respectively, an increase of 4.9%.

As of March 31, 2013, 91.5% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center, which were 100% leased), compared to 90.9% at March 31, 2012. On a same property basis, 91.6% of the portfolio was leased at March 31, 2012, which is unchanged from the prior year. Excluding Van Ness Square from the same property leasing ratios, 92.9% of the portfolio was leased as of March 31, 2013, a slight increase from 92.2% as of March 31, 2012.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends and the impact of preferred stock redemptions) decreased 33.7% to $10.2 million ($0.37 per diluted share) in the 2013 Quarter from $15.3 million ($0.58 per diluted share) in the 2012 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. FFO available to common shareholders for the 2013 Quarter was adversely impacted by the redemption of preferred stock ($5.2 million) and predevelopment expenses ($2.3 million). Without these items, FFO available to common shareholders would have been $17.7 million, or $2.4 million more than the 2012 Quarter. The $2.4 million increase is primarily attributable to improved overall portfolio operating results ($1.4 million) and reduced interest expense and amortization of deferred debt costs ($1.0 million).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 59 community and neighborhood shopping center and mixed-use properties totaling 9.5 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

  (301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Real estate investments
Land	$353,890	$353,890
Buildings and equipment	1,112,577	1,109,911
Construction in progress	3,050	2,267

	1,469,517	1,466,068
Accumulated depreciation	(367,918)	(353,305)

	1,101,599	1,112,763
Cash and cash equivalents	8,482	12,133
Accounts receivable and accrued income, net	41,050	41,406
Deferred leasing costs, net	25,417	26,102
Prepaid expenses, net	4,065	3,895
Deferred debt costs, net	8,301	7,713
Other assets	5,418	3,297

Total assets	$1,194,332	$1,207,309

Liabilities
Mortgage notes payable	$802,986	$789,776
Revolving credit facility payable	25,000	38,000
Dividends and distributions payable	11,844	13,490
Accounts payable, accrued expenses and other liabilities	25,496	27,434
Deferred income	29,434	31,320

Total liabilities	894,760	900,020

Stockholders’ equity
Preferred stock	180,000	179,328
Common stock	202	201
Additional paid-in capital	248,403	246,557
Accumulated deficit and other comprehensive loss	(164,672)	(158,383)

Total Saul Centers, Inc. stockholders’ equity	263,933	267,703
Noncontrolling interest	35,639	39,586

Total stockholders’ equity	299,572	307,289

Total liabilities and stockholders’ equity	$1,194,332	$1,207,309

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Revenue
Base rent	$39,740	$37,485
Expense recoveries	7,614	7,701
Percentage rent	600	406
Other	1,232	1,397

Total revenue	49,186	46,989

Operating expenses
Property operating expenses	5,949	5,737
Provision for credit losses	264	352
Real estate taxes	5,763	5,836
Interest expense and amortization of deferred debt costs	11,717	12,734
Depreciation and amortization of deferred leasing costs	16,352	9,758
General and administrative	3,404	3,247
Predevelopment expenses	2,349	—

Total operating expenses	45,798	37,664

Operating income	3,388	9,325
Change in fair value of derivatives	10	(3)

Income from continuing operations	3,398	9,322
Discontinued operations:
Loss from operations of property sold	—	(2)

Net income	3,398	9,320
(Income) loss attributable to the noncontrolling interests	1,586	(1,456)

Net income attributable to Saul Centers, Inc.	4,984	7,864
Preferred stock redemption	(5,228)	—
Preferred dividends	(4,364)	(3,785)

Net income (loss) attributable to common stockholders	$(4,608)	$4,079

Per share net income (loss) attributable to common stockholders :
Diluted	$(0.23)	$0.21

Weighted average common stock :
Common stock	20,146	19,403
Effect of dilutive options	33	46

Diluted weighted average common stock	20,179	19,449

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Reconciliation of net income to FFO attributable to common shareholders: (1)
Net income	$3,398	$9,320
Add: Real property depreciation and amortization	16,352	9,758
Add: Real property depreciation—discontinued operations	—	20

FFO	19,750	19,098
Less: Preferred stock redemption	(5,228)	—
Less: Preferred dividends	(4,364)	(3,785)

FFO attributable to common shareholders	$10,158	$15,313

Weighted average shares :
Diluted weighted average common stock	20,179	19,449
Convertible limited partnership units	6,914	6,914

Diluted & converted weighted average shares	27,093	26,363

Per share amounts:
FFO attributable to common shareholders (diluted)	$0.37	$0.58

Reconciliation of net income to same property operating income:
Net income	$3,398	$9,320
Add: Interest expense and amortization of deferred debt costs	11,717	12,734
Add: Interest expense - discontinued operations	—	37
Add: Depreciation and amortization of deferred leasing costs	16,352	9,758
Add: Real property depreciation - discontinued operations	—	20
Add: General and administrative	3,404	3,247
Add: Predevelopment expenses	2,349	—
Less: Change in fair value of derivatives	(10)	3
Less: Interest income	(31)	(12)

Property operating income	37,179	35,107
Less: Acquisitions & Dispositions	(653)	(145)

Total same property operating income	$36,526	$34,962

Shopping centers	$27,638	$26,268
Mixed-Use properties	8,888	8,694

Total same property operating income	$36,526	$34,962

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions (sales of properties and casualty settlements). FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.